Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Improved Fourth Quarter 2009 Results,

is Well Positioned for 2010

NORTHBROOK, Ill., February 10, 2010 – The Allstate Corporation (NYSE: ALL) today reported results for the fourth quarter of 2009:

Consolidated Highlights
	Three months ended December 31,				Twelve months ended December 31,
($ in millions, except per share amounts and ratios)	2009	2008		% Change	2009	2008		% Change
Consolidated revenues	$ 8,058	$ 6,569		22.7	$ 32,013	$ 29,394		8.9
Net income (loss)	518	(1,129)		NM	854	(1,679)		NM
Net income (loss) per diluted share	0.96	(2.10	)**	NM	1.58	(3.06	)**	NM
Operating income*	592	518		14.3	1,881	1,758		7.0
Operating income per diluted share*	1.09	0.96		13.5	3.48	3.21		8.4
Book value per share					30.84	23.47	**	31.4
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*					32.62	30.04	**	8.6
Catastrophe losses	328	260		26.2	2,069	3,342		(38.1)
Property-Liability combined ratio	93.2	96.4		(3.2) pts	96.2	99.4		(3.2) pts
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	88.1	91.5		(3.4) pts	88.1	86.8		1.3 pts

NM = not meaningful

* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

** As a result of the adoption of new earnings per share accounting guidance in the first quarter of 2009, prior periods have been restated.

“Our business results continue to improve and we made substantial progress on our three goals for 2009,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “We successfully executed our first priority of keeping Allstate financially strong by achieving excellent underwriting margins and improving our capital position.  Our focus on the customer resulted in improvements in customer loyalty and enabled us to share that success with employees through a maximum contribution to the Allstate 401(k) Savings Plan. We also made progress in laying the foundation to reinvent protection and retirement for the consumer.”

Consolidated Financial Results

Total revenues for the fourth quarter of 2009 were $8.1 billion, an increase of 22.7% compared to the fourth quarter of 2008.  This reflected lower realized capital losses, which decrease revenues, than the prior year quarter.  Partially offsetting this were decreases in net investment income of 19.0% and property-liability premiums of 2.3%.  Allstate’s fourth quarter 2009 net income was $518 million compared to a net loss of $1.1 billion in the fourth quarter of 2008 due to lower realized capital losses and improved operating income.  Operating income was $592 million in the fourth quarter of 2009 compared to $518 million in the same period of 2008, reflecting improved results in both Property-Liability and Allstate Financial.

Total 2009 revenues were $32.0 billion, an increase of 8.9% compared to 2008.  Net income totaled $854 million in 2009 compared to a net loss of $1.7 billion in 2008.  Revenue and net income increases during 2009 were due to lower realized capital losses.  Operating income increased 7.0% during 2009 to $1.9 billion due to an increase in the Property-Liability business, partly offset by lower operating income in Allstate Financial.

Property-Liability Combined Ratio Reflects Continued Strength in Auto

Allstate’s Property-Liability business produced a combined ratio of 93.2 in the fourth quarter of 2009 compared to 96.4 in the prior year quarter, resulting from continued margin strength in the auto business and actions taken to reduce expenses, partly offset by the impact of catastrophe losses on the homeowners business.  The underlying combined ratio was 88.1 for the year, in line with the outlook of 87 to 89 established at the beginning of 2009.  Management’s outlook for the 2010 underlying combined ratio is 88 to 90.

Allstate brand standard auto premiums written* for the fourth quarter of 2009 increased 0.7% compared to the prior year fourth quarter, with increases of 11.4% in new issued applications, 2.6% in average premium and 0.2 points in the renewal ratio, to 88.8.  Policies in force declined 1.0% versus the prior year quarter as improved sales and retention were offset by fewer policies available to renew.  The combined ratio was 93.7, a decline of 5.7 points from the fourth quarter of 2008, due to lower average claim costs and lower expenses partly offset by higher loss frequency.  Rate increases approved during the quarter averaged 5.5% in 15 states.

Allstate brand homeowners premiums written for the fourth quarter of 2009 increased 0.9% compared to the same period a year ago, as a 6.0% increase in average premium was partly offset by a 3.9% decline in policies in force.  The combined ratio was 89.0 in the fourth quarter of 2009 compared to 84.6 in the fourth quarter of 2008, reflecting higher catastrophe losses and non-catastrophe claim frequencies, partly offset by lower non-catastrophe claim severities.  Allstate continues to implement profit improvement actions in this business and also will benefit from rate increases averaging 6.5% in 22 states that were approved during the quarter.

Allstate had catastrophe losses of $328 million in the fourth quarter compared to $260 million in the fourth quarter of 2008.  Fourth quarter 2009 included catastrophe losses of $210 million from 13 events during the quarter and $148 million related to reestimates of events during the first nine months of 2009.

The Property-Liability expense ratio for the fourth quarter of 2009 was 24.9, a decline of 1.9 points compared to the prior year quarter, primarily resulting from a non-recurring write-off and benefit expense in 2008, partly offset by lower premiums earned.

Allstate Financial Makes Strong Progress on ‘Focus to Win’

Allstate remains focused on returning Allstate Financial to profitable growth through its Focus to Win restructuring program.  During 2009, actions included reducing expenses, shifting fixed costs to variable, and targeting higher product returns.  Expense savings initiatives during 2009 delivered approximately 90% of the target of $90 million in annual cost savings.

Pricing actions to produce higher returns and reduce concentrations in products with profits tied to investment performance contributed to a 25.8% decrease in premiums and deposits* in the fourth quarter of 2009 versus the same period of 2008.  Premiums and deposits on life products increased 7.2% during the fourth quarter of 2009 when compared to the prior year quarter.

Allstate Financial’s operating income was $95 million in the fourth quarter of 2009.  This represented a 6.7% increase from $89 million in the fourth quarter of 2008, primarily due to lower amortization of deferred policy acquisition costs (DAC) and reduced operating expenses, partly offset by lower benefit and investment spreads.  The decline in DAC amortization was due to lower investment spreads and a lower amortization rate due to updated assumptions for fixed annuities.  Operating expenses decreased 26.6% to $105 million in the fourth quarter of 2009 from $143 million in the same period of 2008, in part reflecting substantial progress made through Focus to Win.  The benefit spread declined 30.1% from the prior year quarter to $100 million due to higher mortality experience and non-recurring benefit costs.  The investment spread declined 23.0% from the prior year quarter to $107 million due to lower net investment income, partly offset by lower interest credited on contractholder funds.

Allstate Financial’s net loss was $137 million in the fourth quarter of 2009, compared to a net loss of $1.0 billion in the same period of 2008.  The improvement related to lower realized net capital losses, after-tax, of $178 million, compared to $736 million in the prior year quarter, and the absence of $493 million of DAC charges incurred in 2008 comprising acceleration in DAC amortization and a non-recurring DAC charge.

Proactive Investment Strategies Provide both Protection and Returns

Throughout the year, Allstate’s investment portfolio benefited from proactive strategies to mitigate risk and optimize returns, including managing interest rate, equity, and credit exposures and reducing commercial real estate holdings.  Simultaneously, the company invested in opportunities to generate income and capital appreciation.  The fourth quarter of 2009 marked the fourth consecutive quarter of positive portfolio returns, as net investment income and valuation improvements were significantly greater than net realized capital losses.

The consolidated investment portfolio was $99.8 billion at December 31, 2009 a slight decline from September 30, 2009, as net reductions in Allstate Financial contractholder funds and a scheduled debt repayment more than offset operating cash flows.  The pre-tax unrealized net loss totaled $2.3 billion at December 31, 2009, a $180 million improvement from the prior quarter.

Net investment income for the fourth quarter of 2009 was $1.1 billion, consistent with the prior quarter, but $253 million less than the fourth quarter of 2008, primarily the result of lower yields and reduced average investment balances.  Net investment income in the Property-Liability portfolio totaled $324 million in the fourth quarter of 2009, a 16.3% decline from the prior year quarter, while Allstate Financial’s net investment income was $737 million, a 19.5% decline for the same period.

In the fourth quarter of 2009, the company deployed approximately $7.0 billion of short-term investments and cash receipts, for a total of $16.6 billion deployed during the last three quarters of 2009, primarily into fixed income and equity securities to generate income and capital appreciation.  The duration of the fixed income investment portfolio declined 5% to 4.0 years at December 31, 2009 when compared to year-end 2008.

Net realized capital losses for the quarter were $33 million, pre-tax, compared to a net realized loss of $1.9 billion in the prior year quarter.  The fourth quarter of 2009 reflected $270 million of impairment write-downs and $215 million of write-downs related to the intent to sell securities that primarily have commercial real estate exposure.  Net gains of $390 million were realized on sales that were primarily part of a change in equity strategy to a more passive portfolio management approach, and $56 million from derivatives, mainly related to the effects of rising interest rates upon liability hedges.

Risk mitigation programs continued to protect Allstate’s portfolios as macro hedges against interest rate and equity market risk performed as expected during the fourth quarter.  Commercial real estate exposure was reduced by 8.7% or $1.2 billion of amortized cost since September 30, 2009, and 30.3% or $5.4 billion of amortized cost since December 31, 2008, primarily through targeted dispositions and principal repayments from borrowers.  Exposure to certain municipal fixed income securities was also reduced by $445 million of amortized cost during the fourth quarter of 2009 and $1.9 billion of amortized cost, or 8.0%, since December 31, 2008.

Allstate’s Capital Position Continues to Improve

“Our proactive approach to risk management and return optimization continues to serve us well.  We improved our investment portfolio mix and produced strong operating results that enabled us to end the year with a strong capital position,” said Don Civgin, senior vice president and chief financial officer.  “Our capital strength puts us in great shape to reinvest in our business to enhance growth and the customer experience.”

Statutory surplus at December 31, 2009 was an estimated $14.9 billion for Allstate Insurance Company, including $3.4 billion at Allstate Life Insurance Company.  This is compared to statutory surplus of $13.0 billion for Allstate Insurance Company at December 31, 2008.  Reflected in the 2009 balances is a capital contribution of $448 million from Allstate Insurance Company to Allstate Life Insurance Company that occurred during the fourth quarter.  There were $3.1 billion in assets available at the holding company level at the end of 2009 to cover the company’s relatively low annual fixed charges.

Book value per share was $30.84 at December 31, 2009 compared to $23.47 at December 31, 2008 and $32.29 at September 30, 2009.  The decline during the fourth quarter of 2009 was related to an increase in unrealized net capital loss, after adjusting for DAC and taxes.  The reduction in pre-tax unrealized net capital losses was more than offset by a decrease in the DAC adjustment due to updated assumptions for Allstate Financial fixed annuity investment performance.  The updated assumptions anticipate continued credit losses in certain asset classes within the portfolio in 2010 and 2011, primarily residential and commercial mortgage-backed securities.

Looking Forward

“We continued to build on the strength of our management team this year,” said Wilson.  “Mark LaNeve joined us as chief marketing officer.  Joe Lacher replaced George Ruebenson as president, Allstate Protection, after George retired following a highly successful 39 year career.  Matt Winter became president and chief executive officer of Allstate Financial to enable us to realize the strategic potential of this business.

“In 2010, we’ll deliver value to our shareholders by improving customer loyalty, reinventing protection and retirement for the consumer, and growing our businesses.”

*     *     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s fourth quarter results, including a webcast of its quarterly conference call.  The conference call will be held at 9 a.m. ET on Thursday, February 11, 2010.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer.  Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help more than 17 million households insure what they have today and better prepare for tomorrow.  Consumers access Allstate insurance products and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$6,517	$6,668	$26,194	$26,967
Life and annuity premiums and contract charges	498	504	1,958	1,895
Net investment income	1,076	1,329	4,444	5,622
Realized capital gains and losses:
Total other-than-temporary impairment losses	(641)	(893)	(2,376)	(3,735)
Portion of loss recognized in other comprehensive income	156	--	457	--
Net other-than-temporary impairment losses recognized in earnings	(485)	(893)	(1,919)	(3,735)
Sales and other realized capital gains and losses	452	(1,039)	1,336	(1,355)
Total realized capital gains and losses	(33)	(1,932)	(583)	(5,090)

	8,058	6,569	32,013	29,394

Costs and expenses
Property-liability insurance claims and claims expense	4,451	4,641	18,746	20,064
Life and annuity contract benefits	441	402	1,617	1,612
Interest credited to contractholder funds	490	638	2,126	2,411
Amortization of deferred policy acquisition costs	1,105	1,665	4,754	4,679
Operating costs and expenses	760	939	3,007	3,273
Restructuring and related charges	18	19	130	23
Interest expense	101	87	392	351
	7,366	8,391	30,772	32,413
Gain (loss) on disposition of operations	1	--	7	(6)

Income (loss) from operations before income tax expense (benefit)	693	(1,822)	1,248	(3,025)

Income tax expense (benefit)	175	(693)	394	(1,346)

Net income (loss)	$518	$(1,129)	$854	$(1,679)

Earnings per share:

Net income (loss) per share - Basic	$0.96	$(2.10)	$1.58	$(3.06)

Weighted average shares - Basic	539.9	538.3	539.6	548.3

Net income (loss) per share - Diluted	$0.96	$(2.10)	$1.58	$(3.06)

Weighted average shares - Diluted	542.1	538.3	540.9	548.3

Cash dividends declared per share	$0.20	$0.41	$0.80	$1.64

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Property-Liability

Premiums written	$6,277	$6,301	$25,971	$26,584

Premiums earned	$6,517	$6,668	$26,194	$26,967
Claims and claims expense	(4,451)	(4,641)	(18,746)	(20,064)
Amortization of deferred policy acquisition costs	(957)	(973)	(3,789)	(3,975)
Operating costs and expenses	(648)	(793)	(2,559)	(2,742)
Restructuring and related charges	(17)	(18)	(105)	(22)
Underwriting income	444	243	995	164

Net investment income	324	387	1,328	1,674
Periodic settlements and accruals on non-hedge derivative instruments	(2)	(1)	(10)	1
Income tax expense on operations	(212)	(164)	(555)	(401)

Operating income	554	465	1,758	1,438

Realized capital gains and losses, after-tax	151	(519)	(222)	(1,209)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	1	7	(1)

Net income (loss)	$707	$(53)	$1,543	$228

Catastrophe losses	$328	$260	$2,069	$3,342

Operating ratios:
Claims and claims expense ratio	68.3	69.6	71.6	74.4
Expense ratio	24.9	26.8	24.6	25.0
Combined ratio	93.2	96.4	96.2	99.4
Effect of catastrophe losses on combined ratio	5.0	3.9	7.9	12.4
Effect of prior year reserve reestimates on combined ratio	(0.4)	1.0	(0.4)	0.7
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.5)	--	(0.6)	0.5
Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1	0.1	0.1

Allstate Financial
Investments	$62,216	$61,449	$62,216	$61,449
Premiums and deposits	$1,156	$1,557	$5,121	$10,952

Premiums and contract charges	$498	$504	$1,958	$1,895
Net investment income	737	916	3,064	3,811
Periodic settlements and accruals on non-hedge derivative instruments	14	(5)	14	20
Contract benefits	(441)	(402)	(1,617)	(1,612)
Interest credited to contractholder funds	(479)	(584)	(2,038)	(2,417)
Amortization of deferred policy acquisition costs	(90)	(144)	(437)	(531)
Operating costs and expenses	(105)	(143)	(430)	(520)
Restructuring and related charges	(1)	(1)	(25)	(1)
Income tax expense on operations	(38)	(52)	(149)	(207)
Operating income	95	89	340	438
Realized capital gains and losses, after-tax	(178)	(736)	(417)	(2,034)
DAC and DSI (amortization) accretion relating to realized capital gains and losses, after-tax	(45)	102	(177)	385
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	(274)	(224)	(274)
Non-recurring charge for DAC, after-tax	--	(219)	--	(219)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(9)	3	(9)	(13)
Gain (loss) on disposition of operations, after-tax	--	--	4	(4)
Net loss	$(137)	$(1,035)	$(483)	$(1,721)

Corporate and Other
Net investment income	$15	$26	$52	$137
Operating costs and expenses	(108)	(90)	(410)	(362)
Income tax benefit on operations	36	28	141	107
Operating loss	(57)	(36)	(217)	(118)
Realized capital gains and losses, after-tax	5	(5)	11	(68)
Net loss	$(52)	$(41)	$(206)	$(186)

Consolidated net income (loss)	$518	$(1,129)	$854	$(1,679)

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31,	December 31,
	2009	2008
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $81,243 and $77,104)	$78,766	$68,608
Equity securities, at fair value (cost $4,845 and $3,137)	5,024	2,805
Mortgage loans	7,935	10,229
Limited partnership interests	2,744	2,791
Short-term, at fair value (amortized cost $3,056 and $8,903)	3,056	8,906
Other	2,308	2,659
Total investments	99,833	95,998
Cash	612	415
Premium installment receivables, net	4,839	4,842
Deferred policy acquisition costs	5,470	8,542
Reinsurance recoverables, net	6,355	6,403
Accrued investment income	864	884
Deferred income taxes	1,870	3,794
Property and equipment, net	990	1,059
Goodwill	875	874
Other assets	1,872	3,748
Separate Accounts	9,072	8,239
Total assets	$132,652	$134,798
Liabilities
Reserve for property-liability insurance claims and claims expense	$19,167	$19,456
Reserve for life-contingent contract benefits	12,910	12,881
Contractholder funds	52,582	58,413
Unearned premiums	9,822	10,024
Claim payments outstanding	742	790
Other liabilities and accrued expenses	5,726	6,663
Long-term debt	5,910	5,659
Separate Accounts	9,072	8,239
Total liabilities	115,931	122,125

Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	--	--
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 537 million and 536 million shares outstanding	9	9
Additional capital paid-in	3,172	3,130
Retained income	31,492	30,207
Deferred ESOP expense	(47)	(49)
Treasury stock, at cost (363 million and 364 million shares)	(15,828)	(15,855)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(441)	--
Other unrealized net capital gains and losses	(1,072)	(5,767)
Unrealized adjustment to DAC, DSI and insurance reserves	643	2,029
Total unrealized net capital gains and losses	(870)	(3,738)
Unrealized foreign currency translation adjustments	46	5
Unrecognized pension and other postretirement benefit cost	(1,282)	(1,068)
Total accumulated other comprehensive loss	(2,106)	(4,801)
Total shareholders’ equity	16,692	12,641
Noncontrolling interest	29	32
Total equity	16,721	12,673
Total liabilities and equity	$132,652	$134,798

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Twelve months ended December 31,
	2009	2008
Cash flows from operating activities	(Unaudited)
Net income (loss)	$854	$(1,679)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	(91)	(376)
Realized capital gains and losses	583	5,090
(Gain) loss on disposition of operations	(7)	6
Interest credited to contractholder funds	2,126	2,411
Changes in:
Policy benefits and other insurance reserves	(577)	626
Unearned premiums	(247)	(359)
Deferred policy acquisition costs	514	141
Premium installment receivables, net	26	18
Reinsurance recoverables, net	(85)	(269)
Income taxes	1,660	(1,864)
Other operating assets and liabilities	(455)	165
Net cash provided by operating activities	4,301	3,910
Cash flows from investing activities
Proceeds from sales:
Fixed income securities	21,359	22,936
Equity securities	6,894	9,535
Limited partnership interests	369	371
Mortgage loans	340	279
Other investments	520	171
Investment collections:
Fixed income securities	5,556	4,269
Mortgage loans	1,764	844
Other investments	117	98
Investment purchases:
Fixed income securities	(29,573)	(14,448)
Equity securities	(8,496)	(9,477)
Limited partnership interests	(784)	(982)
Mortgage loans	(26)	(500)
Other investments	(64)	(140)
Change in short-term investments, net	5,981	(8,283)
Change in other investments, net	(340)	(474)
Disposition (acquisition) of operations	12	(120)
Purchases of property and equipment, net	(189)	(291)
Net cash provided by investing activities	3,440	3,788
Cash flows from financing activities
Proceeds from issuance of long-term debt	1,003	20
Repayment of long-term debt	(752)	(1)
Contractholder fund deposits	4,150	9,984
Contractholder fund withdrawals	(11,406)	(15,480)
Dividends paid	(542)	(889)
Treasury stock purchases	(4)	(1,323)
Shares reissued under equity incentive plans, net	3	33
Excess tax benefits on share-based payment arrangements	(5)	3
Other	9	(52)
Net cash used in financing activities	(7,544)	(7,705)
Net increase (decrease) in cash	197	(7)
Cash at beginning of period	415	422
Cash at end of period	$612	$415

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP and operating financial measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income (loss), excluding:

•       realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•       amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses,

•       gain (loss) on disposition of operations, after-tax, and

•       adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g., net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income (loss) for the three months and twelve months ended December 31, 2009 and 2008.

For the three months ended December 31,	Property-Liability		Allstate Financial		Consolidated		Per diluted share(2)

($ in millions, except per share data)	2009	2008	2009	2008	2009	2008	2009	2008
Operating income	$554	$465	$95	$89	$592	$518	$1.09	$0.96

Realized capital gains and losses (1)	235	(792)	(275)	(1,131)	(33)	(1,932)
Income tax (expense) benefit	(84)	273	97	395	11	672
Realized capital gains and losses, after-tax	151	(519)	(178)	(736)	(22)	(1,260)	(0.04)	(2.34)
DAC and DSI (amortization) accretion relating to realized capital gains and losses, after-tax	--	--	(45)	102	(45)	102	(0.08)	0.19
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	--	(274)	--	(274)	--	(0.51)
Non-recurring charge for DAC, after-tax	--	--	--	(219)	--	(219)	--	(0.41)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	1	(9)	3	(7)	4	(0.01)	0.01

Net income (loss)	$707	$(53)	$(137)	$(1,035)	$518	$(1,129)	$0.96	$(2.10)

For the twelve months ended December 31,	Property-Liability		Allstate Financial		Consolidated		Per diluted share(2)

($ in millions, except per share data)	2009	2008	2009	2008	2009	2008	2009	2008
Operating income	$1,758	$1,438	$340	$438	$1,881	$1,758	$3.48	$3.21

Realized capital gains and losses (1)	(168)	(1,858)	(431)	(3,127)	(583)	(5,090)
Income tax (expense) benefit	(54)	649	14	1,093	(45)	1,779
Realized capital gains and losses, after-tax	(222)	(1,209)	(417)	(2,034)	(628)	(3,311)	(1.16)	(6.04)
DAC and DSI (amortization) accretion relating to realized capital gains and losses, after-tax	--	--	(177)	385	(177)	385	(0.33)	0.70
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	(224)	(274)	(224)	(274)	(0.42)	(0.50)
Non-recurring charge for DAC, after-tax	--	--	--	(219)	--	(219)	--	(0.40)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	7	(1)	(9)	(13)	(2)	(14)	--	(0.02)
Gain (loss) on disposition of operations, after-tax	--	--	4	(4)	4	(4)	0.01	(0.01)

Net income (loss)	$1,543	$228	$(483)	$(1,721)	$854	$(1,679)	$1.58	$(3.06)

(1)

Beginning in the fourth quarter of 2008, income from limited partnerships accounted for on the equity method of accounting (“EMA LP”) is reported in realized capital gains and losses. EMA LP income for periods prior to the fourth quarter of 2008 is reported in net investment income. The amount of EMA LP income included in Property-Liability, Allstate Financial and Consolidated net investment income in the twelve months ended December 31, 2008 was $15 million, $14 million and $24 million, respectively.

(2)	As a result of the adoption of new earnings per share accounting guidance in the first quarter of 2009, prior periods have been restated.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the 2009 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the combined ratio is provided in the following table.

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	88.1	91.5	88.1	86.8
Effect of catastrophe losses	5.0	3.9	7.9	12.4
Effect of prior year non-catastrophe reserve reestimates	0.1	1.0	0.2	0.2
Combined ratio	93.2	96.4	96.2	99.4

Effect of prior year catastrophe reserve reestimates	(0.5)	--	(0.6)	0.5

In this news release, we provide our outlook range on the 2010 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of December 31,
($ in millions, except per share data)	2009	2008

Book value per share
Numerator:
Shareholders’ equity	$16,692	$12,641
Denominator:
Shares outstanding and dilutive potential shares outstanding	541.3	538.5
Book value per share	$30.84	$23.47

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$16,692	$12,641
Unrealized net capital gains and losses on fixed income securities	(967)	(3,533)
Adjusted shareholders’ equity	$17,659	$16,174
Denominator:
Shares outstanding and dilutive potential shares outstanding	541.3	538.5
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$32.62	$30.04

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

	Three months ended December 31,		Twelve months ended December 31,
($ in millions)	2009	2008	2009	2008
Premiums written	$6,277	$6,301	$25,971	$26,584
Decrease in Property-Liability unearned premiums	248	424	200	383
Other	(8)	(57)	23	--
Premiums earned	$6,517	$6,668	$26,194	$26,967

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three months ended December 31,		Twelve months ended December 31,
($ in millions)	2009	2008	2009	2008
Total premiums and deposits	$1,156	$1,557	$5,121	$10,952
Deposits to contractholder funds	(898)	(1,286)	(4,150)	(9,984)
Deposits to separate accounts	(27)	(31)	(110)	(129)
Change in unearned premiums and other adjustments	12	14	108	104
Life and annuity premiums (1)	$243	$254	$969	$943

(1)      Life and annuity contract charges in the amount of $255 million and $250 million for the three months ended December 31, 2009 and 2008, respectively, and $989 million and $952 million for the twelve months ended December 31, 2009 and 2008, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2010.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                   Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                   Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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